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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2003

Aon CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant's Telephone Number, Including Area Code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

        On August 14, 2003, Aon Corporation filed its Form 10-Q for the quarterly period ending June 30, 2003. In footnote 2, "Accounting and Disclosure Changes," the anticipated impact of adopting Financial Accounting Standards Board (FASB) Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, in third quarter 2003 was discussed. At that time, Aon anticipated that going forward it would need to:

1.
reclassify the Company's Redeemable Preferred Stock ($50 million) and Capital Securities ($702 million) (collectively, "the Securities") as liabilities

2.
reclassify dividends paid on the Securities as interest expense

3.
record a cumulative adjustment to reflect the fair value of the Securities at July 1, 2003, which would result in a decrease in net income of $73 million, or $0.23 per share, and

4.
record future changes in the fair value of the Securities as interest expense.

        In an effort to clarify the Company's initial interpretation of the requirements of the new Statement, subsequent to filing the second quarter Form 10-Q, the Company held further discussions with its independent auditors, who, in turn, discussed matters related to #3 and #4 above with the FASB staff. Based on those discussions, it was determined that Aon's adoption of Statement No. 150 should result in the Securities being transferred to liabilities at their current carrying value at July 1, 2003. Therefore, net income will not be impacted by the initial adoption of Statement No. 150, nor will it be impacted by future changes in the fair value of the Securities.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aon CORPORATION
	By:	/s/ DAVID P. BOLGER David P. Bolger Executive Vice President and Chief Financial Officer
Date: September 4, 2003

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  Item 5. Other Events and Required FD Disclosure.
SIGNATURES